SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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April 18, 2016

SUBJECT: REQUEST FOR YOUR PROXY VOTE

Dear Shareholder,

As Portfolio Manager of the Gavekal KL Allocation Fund since its inception in 2010, I remain more committed than ever to our Knowledge Leaders Strategy. I continue to be excited about the future of the Fund and new innovations in our investment process. On March 14, 2016, I personally acquired a majority interest in Gavekal Capital from Gavekal Partners Limited, which remains a minority owner.

As a result of this ownership shift, a new advisory agreement must be approved by the Fund’s shareholders. Included in this mailing is a proxy card and a request for your approval of a new advisory agreement which has been approved by the Fund’s Board of Trustees. The new agreement is substantially the same as the previous agreement except for the term. Neither the investment objective or strategy of the Fund has changed, nor have we changed our process or staff. The Fund’s Board is recommending that shareholders vote FOR the proposal.

Now comes my request of you: in order to adopt the new agreement, the Investment Company Act of 1940 requires approval by a majority of the outstanding shares of the Fund. I recently met with the Fund’s Board of Trustees to discuss the new agreement and the Board concluded that approving the new agreement will serve the best interests of the Fund and its shareholders and is recommending that all shareholders vote FOR the proposal. I ask that you act quickly by submitting your proxy vote and vote FOR the proposal.

There are three ways to vote: 1) Sign and return your proxy card by mail; 2) Call in your proxy vote at 1-855-928-4487; or 3) Authorize your proxy online at www.proxyvote.com. Voting online requires a control number, which you will receive on your proxy statement delivered in the mail and/or via email if you have selected e-delivery. If you do not have your control number, you may call the number above to authorize your proxy with your name and address.

You also may hear from a member of my team in the coming weeks if your vote has not yet been received. We hate to interrupt your busy day, but in our efforts to finalize this initiative we plan to continue collecting votes until we reach a majority.

Thank you for your attention to this matter, and as always, I thank you for your continued support of the strategy.

Sincerely,

Steven Vannelli, CFA
Portfolio Manager